Exhibit 2.5
AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of August 26, 2024, by and among Jacobs Solutions Inc., a Delaware corporation (the “Company”), Amazon Holdco Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“SpinCo”), Amentum Parent Holdings LLC, a Delaware limited liability company (“Merger Partner”), and Amentum Joint Venture LP, a Delaware limited partnership and the sole equityholder of Merger Partner (“Merger Partner Equityholder”).
WHEREAS, as of November 20, 2023, the Company, SpinCo, Merger Partner and Merger Partner Equityholder entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);
WHEREAS, the parties agree that time is of the essence to consummate the transaction set forth in the Merger Agreement;
WHEREAS, following discussions regarding certain aspects of the operating profits calculation, the parties have agreed to utilize the Aggregate Operating Profit for the full fiscal year in accordance with the procedures set forth in Annex I to the Merger Agreement as amended and restated hereby, regardless of whether the transaction is consummated prior to September 27, 2024;
WHEREAS, the parties hereto desire to effect the Closing on September 27, 2024, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII of the Merger Agreement on or prior to such date, and believe that September 27, 2024 is a reasonably achievable date to effect the Closing; and
WHEREAS, subject to the terms and conditions set forth in this Amendment and pursuant to Section 10.06(b) of the Merger Agreement, the Company, SpinCo, Merger Partner and Merger Partner Equityholder desire to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendment. Effective as of the date of this Amendment, Annex I to the Merger Agreement is hereby amended and restated in its entirety in the form set forth as Exhibit A hereto.
2.Covenants.
2.2The parties hereto shall use their respective best efforts to effect the Closing on September 27, 2024, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII of the Merger Agreement on or prior to such date. In furtherance thereof, each party shall use its best efforts to satisfy all of the conditions set forth in Article VIII of the Merger Agreement as soon as possible after the date hereof, including, but not limited to:
(a)responding to all IRS requests for additional information within one Business Day (and Merger Partner shall respond to all proposed responses drafted by the Company within one Business Day);
(b)providing responses on a draft IRS Ruling within one Business Day;

(c)submitting a supplemental submission to the Office of the Chief Accountant of the SEC (the “OCA”) regarding factual updates pertinent to the accounting acquiror analysis for pro forma financials no later than the morning of August 26, 2024, responding to all requests for additional information from the OCA within two Business Days (and Merger Partner shall respond to all proposed responses drafted by the Company within one Business Day) and holding a call with the OCA on a priority basis at the OCA’s first availability;
(d)filing an amendment to the Form 10 addressing all prior SEC comments and necessary factual updates no later than August 26, 2024;
(e)responding to all comments from the SEC regarding the Form 10 (including applicable changes to the Form 10) within two Business Days (and Merger Partner shall use its best efforts to respond to all proposed responses and draft Form 10 amendments prepared by the Company within one Business Day of receipt of such responses or drafts);
(f)negotiating in good faith to agree upon the final form of all Transaction Documents in accordance with the terms of the Merger Agreement by no later than the date on which the Company board of directors declares the Distribution; and
(g)delivering to its external counsel signature pages to each Transaction Document to which it is a party (which delivery shall be confirmed, promptly following receipt of such signature pages, by such external counsel to external counsel of the applicable other party) to be held in escrow until such party confirms the release of such signature pages, in each case by no later than the date on which the Company board of directors declares the Distribution, so long as, on or prior to such date, (i) the OCA has confirmed in writing or formally on a joint call with external counsel from both parties in attendance that the OCA does not object to the parties’ conclusion that Merger Partner is the accounting acquirer in the Merger, (ii) the Company’s external counsel has confirmed to Merger Partner’s external counsel in writing that the SEC has confirmed that it has no further comments to the Form 10, (iii) the Company intends to cause SpinCo to submit a written request to the SEC, no later than one Business Day after the date of such date, requesting acceleration of the SEC’s declaration of effectiveness of the Form 10 and (iv) all of the conditions set forth in Article VIII of the Merger Agreement have been satisfied, or to the extent permitted by applicable Law, waived, including, without limitation, that the Company shall have received the IRS Ruling, and such IRS Ruling shall continue to be valid and in full force and effect, but excluding those conditions, including the Separation, that are to be satisfied at or immediately prior to the Closing, but subject to such conditions being capable of being satisfied on or prior to the Closing.
3.Miscellaneous.
1.1Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement.
3.2All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except as otherwise specifically amended, modified or supplemented by this Amendment, all terms of the Merger Agreement shall remain unchanged and continue in full force and effect until the expiration or earlier termination of the Merger Agreement unless the same be otherwise sooner amended. From and after the date hereof, each reference in the Merger Agreement to “this

Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Merger Agreement and all agreements, instruments, documents, notes, certificates and other writings of every kind or nature that refer to the Merger Agreement will be deemed to mean the Merger Agreement as modified by this Amendment, whether or not this Amendment is expressly referenced.
3.3Article X (Miscellaneous) of the Merger Agreement is incorporated herein mutatis mutandis by reference.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, SpinCo, Merger Partner and Merger Partner Equityholder have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

JACOBS SOLUTIONS INC.
By: /s/ Robert V. Pragada____________________
Name: Bob Pragada
Title: Chief Executive Officer
AMAZON HOLDCO INC.
By: /s/ Robert V. Pragada____________________
Name: Bob Pragada
Title: Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]

AMENTUM PARENT HOLDINGS LLC
By: AMENTUM JOINT VENTURE LP,
its sole member
By: /s/ Russell Triedman____________________
Name: Russell Triedman
Title: Authorized Signatory
By: /s/ Benjamin Dickson____________________
Name: Benjamin Dickson
Title: Authorized Signatory
AMENTUM JOINT VENTURE LP
By: AMENTUM JOINT VENTURE GP LLC,
its general partner
By: /s/ Russell Triedman____________________
Name: Russell Triedman
Title: Executive Manager
By: /s/ Benjamin Dickson____________________
Name: Benjamin Dickson
Title: Executive Manager

[Signature Page to Amendment to Agreement and Plan of Merger]